FOR IMMEDIATE RELEASE
                        Contact: Diane Spiers
Phone:  609.340.4507

Tropicana Entertainment Inc. Announces Completed Purchase of
Lumière Place Casino & Hotels in St. Louis, Missouri

Las Vegas, Nevada  (April 1, 2014) - Tropicana Entertainment Inc. (“Tropicana”) announced today that it has completed its acquisition of Lumière Place Casino, HoteLumière, and the Four Seasons Hotel St. Louis (“Lumière”) from Pinnacle Entertainment for a purchase price of $260 million.

With the acquisition, Lumière becomes the ninth casino property in Tropicana’s portfolio, joining the company’s gaming resorts in Indiana, Louisiana, Mississippi, Nevada, New Jersey and Aruba. With its prime downtown location, Lumière becomes Tropicana’s second-largest casino property, after its flagship Tropicana Atlantic City Casino and Resort. The property will remain under the Lumière brand.
“We are incredibly excited to add this magnificent St. Louis property to Tropicana’s portfolio.” said Tony Rodio, the company’s President and Chief Executive Officer. “We are very much looking forward to becoming part of the St. Louis business community and working with the city and state as we operate Lumière into the future. We would like to thank Mayor Slay for his support in welcoming Tropicana to St. Louis and the Missouri Gaming Commission for its expedited review of our gaming applications,” said Rodio.

Lumière will participate in Tropicana’s Trop Advantage customer loyalty program. Lumière customers who have previously earned rewards points at Lumière will be able to join Tropicana’s Trop Advantage rewards program and Tropicana will honor all rewards points previously earned at the property by Lumière customers. “Lumière customers are Tropicana’s customers, and we welcome all Lumière customers to the Trop Advantage program,” said Rodio.

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Tropicana is a publicly traded company that, through its subsidiaries, owns and operates nine casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, New Jersey Aruba and now Missouri. Tropicana properties, including Lumière, collectively employ approximately 7,800 employees and have approximately 6,500 rooms, 8,900 slot positions and 273 table games. The company is based in Las Vegas, Nevada.

Cautionary Note Regarding Forward-Looking Statements. This press release contains statements relating to the Company's plans, objectives, expectations and intentions, events and plans that are forward-looking statements. Forward-looking statements represent the Company's estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding the Company's purchase of Lumière from Pinnacle Entertainment, Inc., the anticipated benefits to the Company of such acquisition, the Company's expectation regarding the St. Louis, Missouri market, and any statements regarding participation in the Trop Advantage customer loyalty program by customers at Lumière. These forward-looking statements are based upon assumptions made by the Company as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, that the Company may not realize the anticipated advantages of the acquisition, including any anticipated cost efficiencies and synergies, that the Company may experience difficulties, delays, and/or unanticipated costs in integrating the acquired business with the Company’s ongoing operations, and the additional risk factors described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.